Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-229800 on Form F-10 of our reports dated February 15, 2019, relating to the consolidated financial statements and financial statement schedule of Canadian Pacific Railway Limited and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in method of accounting for the presentation of current period service cost effective January 1, 2018 due to adoption of the Accounting Standards Update No. 2017-07 Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Canadian Pacific Railway Limited for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Calgary, Canada

March 1, 2019